    As filed with the Securities and Exchange Commission on April 9, 1998
                                          REGISTRATION NO.  333-               *
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                               GLOBAL MARINE INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                     95-1849298
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                 Identification No.)


 777 N. ELDRIDGE PARKWAY                           JAMES L. MCCULLOCH
HOUSTON, TEXAS 77079-4493                  VICE PRESIDENT AND GENERAL COUNSEL
    (281) 596-5100                               777 N. ELDRIDGE PARKWAY
(Address, including zip code, and              HOUSTON, TEXAS 77079-4493
telephone number including area code,                (281) 596-5100
of registrant's principal executive     (Name, address, including zip code,
 offices)                                 and telephone number, including area
                                           code, of agent for service)


                                    Copy to:

                             J. DAVID KIRKLAND, JR.
                             BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                             HOUSTON, TEXAS  77002
                                 (713) 229-1234

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
====================================================================================
TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED           AGGREGATE OFFERING PRICE (1)  REGISTRATION FEE
------------------------------------------------------------------------------------
Debt Securities(2)
------------------------------------------------------------------------------------
Preferred Stock, $.01 par value(3)
------------------------------------------------------------------------------------
Common Stock, $.10 par value(4)
------------------------------------------------------------------------------------
     Total                                  $425,000,000                $125,375
====================================================================================
                                                             (continued on next page)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $425,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) There is also being registered hereunder an indeterminate principal amount of Debt Securities as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.
(3) There is also being registered hereunder an indeterminate number of shares of Preferred Stock as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.
(4) There is also being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion, redemption or exchange of the Debt Securities or Preferred Stock registered hereunder.


        *Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement (which Prospectus relates to securities of the Registrant having a proposed maximum aggregate offering price of $500,000,000 as of the date of the filing of this Registration Statement with the Commission) is a combined Prospectus and also relates to Registration Statement No. 33-58577 previously filed by the Registrant and declared effective on June 13, 1995, with respect to which a filing fee of $25,862.07 was paid.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

SUBJECT TO COMPLETION DATED APRIL 9, 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
 Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS                                                            [LOGO]

                                  $500,000,000

                               GLOBAL MARINE INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK


   Global Marine Inc. (the "Company") may offer from time to time, together or separately, (i) its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), (ii) shares of its preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of its common stock, par value $.10 per share ("Common Stock"). The aggregate initial offering price of the Debt Securities, Preferred Stock and Common Stock to be offered by the Company hereby (collectively, the "Securities") will not exceed $500,000,000 or, if applicable, the equivalent thereof in any other currency, currency unit or composite currency. The Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at or prior to the time of sale and set forth in a Prospectus Supplement.

   The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate (or method of determining the same) and times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion or exchangeability, the initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement. As used herein, the Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency, currency unit or composite currency, or in amounts determined by reference to an index or formula. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form.

   The terms of each series of Preferred Stock, including, where applicable, the specific designation, number of shares, liquidation preference per share, dividend or distribution rate (or method of determining the same) and dates on which dividends or distributions shall be payable and dates from which dividends or distributions shall accrue, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion or exchangeability, any voting rights, any other relative rights or restrictions, preferences, limitations or qualifications relating to the Preferred Stock of a specific series, the initial public offering price, the net proceeds to the Company and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement.

   The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.

   The Common Stock is traded on the New York Stock Exchange under the symbol "GLM." Any Common Stock offered will be traded, subject to notice of issuance, on the New York Stock Exchange.

   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN SECURITIES SHOULD CONSIDER.

                         -----------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -----------------------------

             The date of this Prospectus is               , 1998.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.


                         -----------------------------


                               TABLE OF CONTENTS



Available Information...................................................  3
Incorporation of Certain Documents by Reference.........................  3
The Company.............................................................  4
Risk Factors............................................................  4
Use of Proceeds.........................................................  8
Ratio of Earnings to Fixed Charges......................................  8
Description of Debt Securities..........................................  9
Description of Capital Stock............................................ 18
Plan of Distribution.................................................... 21
Legal Matters........................................................... 22
Experts................................................................. 22



                         -----------------------------

     IN CONNECTION WITH AN OFFERING THROUGH UNDERWRITERS, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, WHICH MAY INCLUDE, AMONG OTHERS, OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER SUCH OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Common Stock is listed on the New York Stock Exchange, and such material also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus, which constitutes part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as described in the preceding paragraph, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which the Company has filed with the Commission pursuant to the Exchange Act (File No. 1-5471), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

          (b) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 6, 1989, as amended by Amendment No. 1 thereto on Form 8 filed with the Commission on March 15, 1989 and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description.


     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this Prospectus incorporates). Requests should be directed to Corporate Secretary, Global Marine Inc., 777 N. Eldridge Parkway, Houston, Texas 77079-4493 (telephone number: (281) 596-5100).

                                  THE COMPANY

     Global Marine Inc. is one of the largest offshore drilling contractors in the world, with an active fleet of 31 mobile offshore drilling rigs worldwide, plus two deepwater drillships under construction. In addition, the Company believes it is the industry's largest provider of offshore turnkey drilling services.

     The Company provides offshore drilling services on a day rate basis in the U.S. Gulf of Mexico and internationally. The Company's fleet consists of 23 cantilevered jackup rigs, five third-generation semisubmersible rigs, one fourth-generation semisubmersible, one moored drillship and one dynamically positioned drillship that is nearing completion of its conversion to deepwater drilling operations. Each of the Company's active rigs is equipped with a top drive, which increases drilling efficiency and safety. Of the Company's rigs, as of March 31, 1998, 12 operate in the U.S. Gulf of Mexico, 10 operate off the coast of West Africa, five operate in the North Sea, and one operates offshore in each of Trinidad, California and Argentina. In addition, the Company has one concrete island drilling system designed for arctic operations which was inactive as of March 31, 1998.

     The Company conducts substantially all of its domestic offshore contract drilling operations through Global Marine Drilling Company ("GMDC"), a wholly-owned subsidiary, and conducts substantially all of its international offshore contract drilling operations through Global Marine International Services Corporation ("GMISC"), a wholly-owned subsidiary. The Company is headquartered in Houston, Texas, with other offices in Lafayette, Louisiana; Aberdeen, Scotland; Abidjan, Ivory Coast; Buenos Aires, Argentina; Cabinda, Angola; Douala, Cameroon; London, England; Luanda, Angola; New Orleans, Louisiana; Port Gentil, Gabon; Port Harcourt, Nigeria; Port Hueneme, California; Pointe Noire, Republic of Congo; and Trinidad, West Indies.

     The Company also provides drilling management services on a turnkey basis through its wholly-owned subsidiaries, Applied Drilling Technology Inc. ("ADTI") and Global Marine Integrated Services-International Inc. ("GMIS-I"), and through Global Marine Integrated Services-Europe ("GMIS-E"), a division of one of the Company's foreign subsidiaries. Each will assume responsibility for the design and execution of specific offshore drilling programs and deliver a logged or loggable hole to an agreed depth for a guaranteed price. Compensation is contingent upon satisfactory completion of the drilling program. ADTI operates principally in the U.S. Gulf of Mexico, while GMIS-I and GMIS-E operate internationally.

     The Company's principal executive offices are located at 777 N. Eldridge Parkway, Houston, Texas 77079-4493, and its telephone number is (281) 596-5100.


                                  RISK FACTORS

     The following should be considered carefully with the information provided elsewhere in this Prospectus and the accompanying Prospectus Supplement and the documents incorporated by reference herein in reaching a decision regarding an investment in the Securities offered hereby.

     The statements regarding future performance and results, the dates the Company's rigs being constructed or undergoing conversion to drilling operations will enter service, and the other statements that are not historical facts contained in this registration statement are forward-looking statements. The words "anticipate," "expect," "project," "estimate," "predict," "plan" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, changes in the markets for oil and gas and for offshore drilling rigs and the risks of doing business in changing markets, changes in the dates the Company's rigs being constructed or undergoing conversion to drilling operations will enter service, changes in applicable tax laws, regulations and interpretations and the risk that tax rates to which the Company is subject could change from those anticipated, the risks involved in dealing with other parties, including the risk that other parties' commitments to the Company could be breached, and changing costs and other factors discussed herein and in the Company's other Securities and Exchange Commission filings. Should one or more risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

COMPETITION AND BUSINESS ENVIRONMENT

     Offshore drilling is a highly competitive business with numerous industry participants, none of which has a significant market share. Drilling contracts are awarded on a competitive bid basis. An operator selecting a rig may consider, among other things, rig availability, quality of service and equipment, and price.

     Offshore drilling is a highly cyclical business and may be affected by oil and gas price levels and volatility. Worldwide military, political and economic events have contributed to oil and gas price volatility, such as the oil and gas price declines in early 1998, and are likely to continue to do so in the future. Some other factors which have affected and are likely to continue affecting oil and gas prices and, by extension, the level of demand for the Company's services, include demand for oil and gas worldwide, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels, the level of production by non-OPEC countries, domestic and foreign tax policy, and government laws and regulations which restrict exploration and development of oil and gas in various offshore jurisdictions.

     Competition for the skilled labor required for offshore operations has intensified as the level of activity in the offshore drilling industry has increased in the last few years. Although such competition has not materially affected the Company to date, the Company has found it more difficult to find qualified individuals, and the possibility exists that competition for skilled labor could limit the Company's results of operations.

     The Company competes with other participants in the offshore drilling industry, some of which have greater resources. In addition, the Company's drilling management services business is subject to the usual risks associated with having a limited number of customers for its services.

RISKS OF TURNKEY DRILLING OPERATIONS

     Results of operations from the Company's drilling management services may be limited by certain factors, in particular, the ability of the Company to obtain and successfully perform turnkey drilling contracts based on competitive bids. The Company's ability to obtain turnkey drilling contracts is largely dependent on the number of such contracts available for bid. Accordingly, results of the Company's drilling management service operations may vary widely from quarter to quarter and from year to year. Furthermore, turnkey operations may be constrained by the availability of rigs. In the U.S. Gulf of Mexico, ADTI relied on third-party rigs for all of its rig time in 1997. At March 31, 1998, the Company had 16 third-party rigs under contract for its turnkey operations, with remaining terms ranging from five to eighteen months at market-adjusted dayrates. The future level of turnkey activity in the U.S. Gulf of Mexico is dependent on the continued availability of third-party rigs. In the North Sea and West Africa, the market for turnkey drilling is not well established, and growth in these markets also may be constrained by future rig availability.

     Under turnkey contracts, the Company's compensation is contingent on successfully drilling to a specified depth and, under certain contracts, completing the well. The turnkey drilling contractor is responsible for making all critical decisions, whereas under day rate contracts ultimate control is exercised by the operator. The amount of the Company's compensation is fixed at the amount bid by the Company to drill the well. Thus, if operational problems prevent performance, the Company will not be paid unless it chooses to drill a new well at its own expense, and if unforeseen problems arise that cause the cost of performance to exceed the turnkey price, the Company must absorb the loss. In contrast, in a day rate contract, those risks are retained by the customer. Although the Company routinely budgets for contingencies in bidding turnkey projects and believes that its experience and knowledge of drilling operations permit it to calculate drilling risks within tolerable limits, there can be no assurance that the cost of contingencies will not exceed budgeted amounts. The Company carries insurance against certain other risks associated with turnkey drilling operations.

RISK OF CAPITAL EXPANSION

     The Company has made and expects to continue making substantial new-build, upgrade and refurbishment expenditures. Such projects are subject to the risks of delay or cost overruns inherent in any large construction project, including shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, and inability to obtain any of the requisite permits or approvals. Significant cost overruns or delays would adversely affect the Company's financial condition and results of operation.

     In addition to new-builds, the Company has recently acquired existing rigs and may acquire additional rigs in the future. Historically, the industry has experienced prolonged periods of overcapacity, during which many rigs were idle for long periods of time. While the Company has secured contracts for its recent acquisitions, there can be no assurance that recent increases in demand will be sustained long-term.

OPERATIONAL RISKS AND INSURANCE

     The Company's operations are subject to the usual hazards incident to the drilling of oil and gas wells, such as blowouts, explosions, oil spills and fires, which can severely damage or destroy equipment or cause environmental damage. The Company's activities are also subject to perils peculiar to marine operations, such as collision, grounding, and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations.

     The Company maintains insurance coverage against certain general and marine public liability, including liability for personal injury, in the amount of $200 million, subject to self-insured retention generally of no more than $250,000 per occurrence. In addition, the Company's rigs and related equipment are separately insured under hull and machinery policies against certain marine and other perils, subject to a self-insured retention generally of no more than $300,000 per occurrence. The Company's current practice is to insure each active rig for its market value. Although each rig is insured for at least its financial book value, the Company's insurance does not cover all costs that would be required to replace each rig. In addition to hull and machinery coverage, the Company purchases business interruption insurance with respect to its operating rigs. Business interruption coverage applies only to business interruptions as a result of losses insured under hull and machinery policies, and is not available to the Company for interruptions arising from damages to "spud cans," which are the bases of legs of jackup rigs. The deductible for business interruption claims is 30 days. Although the Company currently purchases business interruption insurance with respect to all of its operating rigs, the decision to insure a rig against interruption risks is dependent on a number of factors, including dayrate and utilization levels, and no assurance can be made that the Company will continue to insure any or all of its operating rigs against such risks. All of the Company's rigs that are operated internationally are currently insured against loss due to war, including terrorism.

     Although the general and marine public liability policies cover liability for pollution under most circumstances, they do not cover liability for bringing a well under control following a blowout. In the case of turnkey drilling operations, the Company maintains insurance covering the cost of controlling the well, including any environmental damage resulting therefrom, the cost of cleanup, and the cost of redrilling ("well control liabilities") in an amount not less than $20 million per occurrence subject to a self-insured retention of $200,000 per occurrence. Under turnkey drilling contracts, the Company generally assumes the risk of the cost of well control, but on occasion the Company receives indemnification from the customer for such risks in excess of the $20 million insurance coverage. In many instances, however, the Company is not indemnified by its customers for well-control liabilities. Furthermore, the Company is not insured against certain drilling risks, such as stuck drill stem and loss of in-hole equipment not arising from an insured peril, that could result in delays or nonperformance of a turnkey drilling contract. In connection with the Company's offshore contract drilling operations, the Company is generally indemnified for any cost of well control by its customers. In any event, however, the Company maintains insurance against such liabilities in the amount of $50 million per occurrence subject to a self-insured retention of $200,000 per occurrence.

     The occurrence of a significant event, including pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be made that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. See "--Governmental Regulations and Environmental Matters."

FOREIGN OPERATIONS

     A significant portion of the Company's revenues is attributable to drilling operations in foreign countries. Such activities accounted for 35 percent, 40 percent and 41 percent of the Company's consolidated revenues in 1997, 1996 and 1995, respectively. Risks associated with the Company's operations in foreign areas include risks of war and civil disturbances or other risks that may limit or disrupt markets, expropriation, nationalization, renegotiation or nullification of existing contracts, foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions and foreign and domestic monetary policies. To date, the Company has experienced no material loss as a result of any of these factors. Additionally, the ability of the Company to compete in the international drilling market may be adversely affected by foreign governmental regulations favoring or requiring the awarding of drilling contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign governmental regulations, which may in the future become applicable to the oil and gas industry, could reduce demand for the Company's services, or such regulations could directly affect the Company's ability to compete for customers.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS

     The Company's business is affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic, environmental and other policy reasons adversely affects the Company's operations by limiting available drilling and other opportunities in the energy service industry.

     The Company's operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. For example, the Company, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the Outer Continental Shelf, is liable for damages and for the cost of removing oil spills for which it may be held responsible, subject to certain limitations. The Company's operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment have generally become more stringent, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault. The Company does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position to date, and does not presently anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. It is possible, however, that modification of existing regulations or the adoption of new regulations in the future, particularly with respect to environmental and safety standards, could have such a material adverse effect on the Company's operations.

     The U.S. Oil Pollution Act of 1990 ("OPA '90") and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all spectrums of the oil and gas industry. The Company is of the opinion that it maintains sufficient insurance coverage to respond to the added exposures.

     OPA '90 also mandated increases in the amounts of financial responsibility that must be certified with respect to mobile offshore drilling units and offshore facilities (e.g., oil and gas production platforms, among others)
located in U.S. waters.   Operators of mobile offshore drilling units, together
with operators of vessels, must provide evidence of financial responsibility based on a tonnage formula, which in the Company's case, would not exceed $15 million for its largest rig located in U.S. waters. The Company has complied with the requirement by providing evidence of adequate U.S.-based net worth. The Company's inability to comply with the rule in the future, however, could have a material adverse effect on its operations and financial condition. During 1997, 45 percent of the Company's contract drilling revenues were attributable to operations in U.S. waters, and, as of March 20, 1998, 14 of the Company's 31 active rigs were located in U.S. waters.

     OPA '90 requires lessees, permittees, or holders of a right of use for offshore facilities (including mobile offshore drilling rigs while attached to the ocean floor) to certify evidence of financial responsibility. This financial responsibility requirement is $35 million for offshore facilities located seaward of the state waters and $10 million for offshore facilities within state waters. These amounts may be increased in the future based on operational, health and other risks posed by the quantity and quality of oil being handled. The Department of the Interior's Minerals Management Service is responsible for promulgating regulations implementing the new financial responsibility requirements with respect to offshore facilities. The Company's oil and gas subsidiary, Challenger Minerals Inc., presently operates an offshore production platform, and ADTI's business and GMDC's operations in the Gulf of Mexico are largely dependent on oil and gas companies' drilling activities, which, in turn, ultimately depend on their ability to meet the OPA '90 financial responsibility requirements. The Company cannot predict the exact nature or effect of any regulations promulgated to implement the revised responsibility requirements, but notes that these lower limits in part correspond to existing requirements for facilities on the Outer Continental Shelf.

AVAILABILITY OF FEDERAL INCOME TAX BENEFITS

     As of December 31, 1997, the Company had approximately $413.1 million of net operating loss carryforwards ("NOLs") for United States federal income tax purposes, expiring from 2005 to 2009, and $9.1 million in investment tax credit carryforwards ("Credits") expiring through the year 2000. The NOLs and the Credits are subject to review and potential disallowance by the Internal Revenue Service ("IRS") upon audit of the federal income tax returns of the Company.
Section 382 of the Internal Revenue Code of 1986, as amended, may impair the future availability of the NOL's and the Credits if there is a change in ownership of more than 50% of the Company's voting securities, including future changes in the ownership of the voting securities. This limitation, if it applied, would limit the utilization of the NOL's and the Credits in each taxable year to an amount equal to the product of the federal long-term tax-exempt bond rate prescribed monthly by the IRS and the fair market value of all the Company's stock at the time of the ownership change. The interpretation of
Section 382 is subject to numerous uncertainties. Accordingly, while the Company believes its loss carryforwards are available to it without limitation, such availability is not certain, nor is it certain that such carryforwards, if presently available without limitation, will continue to be available without limitation.

                                USE OF PROCEEDS

     Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include, but are not limited to, refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases or redemptions of Securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

                                  YEARS ENDED DECEMBER 31,
                              --------------------------------
                              1997   1996   1995   1994   1993
                              -----  -----  -----  -----  ----

Ratio of Earnings to Fixed
 Charges                      4.05x  2.97x  2.12x  1.04x  .30x


     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes and cumulative effect of accounting changes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor). The Company had no Preferred Stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), such Debt Securities will be issued under an Indenture dated as of September 1, 1997 (the "Senior Indenture") between the Company and Wilmington Trust Company, as trustee under the Senior Indenture (the "Senior Trustee"), and will rank pari passu with all other unsecured and unsubordinated debt of the Company. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), such Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and such trustee thereunder as shall be named in an applicable Prospectus Supplement (the "Subordinated Trustee"), and will rank junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Debt Securities) that may be outstanding from time to time. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein.

     PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

     Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company or that would give holders of the Debt Securities the right to require the Company to repurchase their securities in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring or otherwise.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form, and if so, whether beneficial owners of interests in any such global security may exchange such interests for physical securities, and the initial depositary for any global security; (iii) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (iv) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; (v) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable; (vi) the date or dates from which such interest will accrue; (vii) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any interest payment date; (viii) the place or places where the principal of, premium (if any) and interest and any Additional Amounts with respect to the Offered Debt Securities will be payable; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (x) the obligation, if any, of the Company to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices (whether denominated in cash, securities or otherwise) at which and the terms and conditions upon which Offered Debt Securities will be redeemed, purchased or repaid in whole or in part pursuant to such obligation;
(xi) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the Offered Debt Securities will be issuable; (xii) the currency or currencies (including composite currencies), if other than U.S. dollars, in which payment of principal, premium (if any) and interest on and any Additional Amounts with respect to the Offered Debt Securities will be payable;
(xiii) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies (including composite currencies) other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies (including composite currencies) in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined; (xv) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof; (xvi) any additional means of satisfaction and discharge of the applicable Indenture and any additional conditions or limitations to discharge with respect to Offered Debt Securities pursuant to the applicable Indenture or any modifications of or deletions from such conditions or limitations; (xvii) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Offered Debt Securities; (xviii) any restrictions or other provisions with respect to the transfer or exchange of Offered Debt Securities; (xix) if the Offered Debt Securities are to be convertible into or exchangeable for capital stock, other debt securities (including Debt Securities), warrants, other equity securities or any other securities or property of the Company or any other Person, at the option of the Company or the holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange; and (xx) any other terms of the Offered Debt Securities.

     The Debt Securities will be issued in registered form. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on Debt Securities. The claims of creditors of the subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of Debt Securities.

     Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

     If any of the Offered Debt Securities are sold for any foreign currency or currency unit (including a composite currency) or if the principal, premium (if any) or interest on or any Additional Amounts with respect to any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indentures provide that the Company will not, in any transaction or series of transactions, consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of the assets of the Company, shall be organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on and Additional Amounts with respect to all the Debt Securities and the performance of the Company's covenants and obligations under such Indenture and the Debt Securities; (ii) immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; and (iii) certain other conditions are met.

EVENTS OF DEFAULT

     Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (i) default by the Company for 30 days in payment of any interest or any Additional Amounts with respect to any Debt Securities of such series; (ii) default by the Company in the payment of (A) any principal of any Debt Securities of such series at its maturity or (B) of premium (if any) on any Debt Securities of such series when the same becomes due and payable; (iii) default by the Company in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series, continued for 30 days; (iv) default by the Company in compliance with any of its other covenants or agreements in, or provisions of, the Debt Securities of such series or the applicable Indenture (other than an agreement, covenant or provision that has expressly been included in such Indenture solely for the benefit of one or more series of Debt Securities other than that series) which shall not have been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the then outstanding Debt Securities affected by such default; (v) certain events involving bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series. The Indentures provide that the Trustee may withhold notice to the holders of the Debt Securities of any default or Event of Default (except in payment of principal of, premium (if any) and interest on and Additional Amounts or any sinking fund installment with respect to Debt Securities of such series) if the Trustee considers it in the interest of the holders of such Debt Securities to do so.

     Each Indenture provides that if an Event of Default with respect to any Debt Securities of any series at the time outstanding (other than an Event of Default specified in clause (v) above) occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the then outstanding Debt Securities of the series affected by such default (or in the event of a default pursuant to (iv) above, 25% in principal amount of the securities affected) may declare the principal of and accrued and unpaid interest on all then outstanding Debt Securities of such series or of all series affected, as the case may be, to be due and payable. Upon such a declaration, the amounts due and payable on such Debt Securities will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Debt Securities will become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Debt Securities of the series affected by such default or all series, as the case may be, may rescind any such acceleration and its consequences.

     Each Indenture provides that no holder of a Debt Security of any series may pursue any remedy under such Indenture unless (i) the holder gives the applicable Trustee written notice of a continuing Event of Default with respect to such series, (ii) the holders of at least 25% in principal amount of the then outstanding Debt Securities of such series make a written request to the applicable Trustee to pursue such remedy, (iii) such holder or holders offer to the applicable Trustee indemnity reasonably satisfactory to such Trustee, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity and (v) during such 60-day period, the holders of a majority in principal amount of the Debt Securities of that series do not give such Trustee a direction inconsistent with the request; however, such provision does not affect the right of a holder of a Debt Security to sue for enforcement of any overdue payment thereon.

     Each Indenture provides that, the holders of a majority in principal amount of the then outstanding Debt Securities of a series or of all series affected, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on it not relating to or arising under an Event of Default, subject to certain limitations specified in such Indenture. Each Indenture requires the annual filing by the Company with the applicable Trustee of a written statement as to compliance with the covenants contained in such Indenture.

MODIFICATION AND WAIVER

     Modifications and amendments of each Indenture or the Debt Securities may be made by the Company and the applicable Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected by such amendment (acting as one class) under the applicable Indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each Debt Security then outstanding affected thereby, (i) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Debt Security; (iii) reduce the principal of or premium on, or change the stated maturity of any Debt Security; (iv) reduce the premium, if any, payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed; (v) change any obligation of the Company to pay Additional Amounts with respect to any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; (vii) impair the right to institute suit for the enforcement of any payment of principal of, premium (if any) or interest on or any Additional Amounts with respect to any Debt Security; (vii) make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the applicable Indenture; or (viii) waive a continuing Default or Event of Default in the payment of principal of, premium (if any) or interest on or Additional Amounts with respect to the Debt Securities. In addition, in the case of the Subordinated Debt Securities, no modification or amendment may be made to the Subordinated Indenture with respect to the subordination of any Subordinated Debt Security in a manner adverse to the Holder thereof without the consent of the Holder of each Subordinated Debt Security then outstanding affected thereby. The Indentures provide that amendments and supplements to, or waivers of any provision of, such Indenture may be made by the Company and the Trustee without the consent of any holders of Debt Securities in certain circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under such Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, (c) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, (d) to secure any series of Debt Securities or provide for guarantees of any series of Debt Securities, (e) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, or (f) to make any change that does not adversely affect any outstanding Debt Securities of any series in any material respect.

     The Indentures provide that the holders of a majority in principal amount of the then outstanding Debt Securities of any series or of all series (acting as one class) may waive any existing or past default or Event of Default with respect to such series or all series, as the case may be, except (a) in the payment of the principal of, or premium (if any) or interest on or any Additional Amounts with respect to any Debt Securities or (b) in respect of a provision that under the proviso to the prior paragraph cannot be amended or supplemented without the consent of each Holder affected.

DEFEASANCE

     The Indentures provide that the Company may, at its option, elect (a) to have all of the obligations of the Company discharged with respect to the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities or maintain paying agencies and hold moneys for payment in trust) ("legal defeasance") or (b) to have its obligations terminated with respect to certain restrictive covenants of the Indenture ("covenant defeasance"), in which event certain Events of Default will no longer constitute Events of Default with respect to any Debt Securities, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any, on) and interest on such Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities on their stated maturity or any redemption date. The Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes and, in the case of a legal defeasance pursuant to clause (a), such opinion must be based upon a ruling from the United Stated Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent the laws of another jurisdiction would be required thereby.

TRUSTEES

     Each Indenture contains certain limitations on the right of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. Each Trustee is permitted to engage in other transactions, however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations in accordance with the applicable Indenture. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain an office or agency (which may be the office of the Trustee, the Security Registrar or the Paying Agent) in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption in part, the Company shall not be required to (i) register the transfer or exchange of any Debt Security of any series during a period beginning 15 Business Days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice or (ii) register the transfer of or exchange any Debt Security called for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium (if any) and interest on and any Additional Amounts with respect to Debt Securities will be made in Dollars at the office of the applicable Trustee, except that, at the option of the Company, payment of such amounts may be made by check mailed to the holder's registered address or with respect to Global Debt Securities, by wire transfer. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the record date for such interest.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

     Subject to the requirements of any applicable abandoned property laws, each Trustee and Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of such Trustee or Paying Agent with respect to such money shall cease.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

             PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     Limitation on Liens. The Senior Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the Senior Debt Securities (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

     "Permitted Liens" means (i) Liens existing on the date of original issuance of a series of Senior Debt Securities; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary; (iii) Liens in favor of the Company or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such assets; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of the Company or any Subsidiary securing Indebtedness of the Company or such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of the Company or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above.

     Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Senior Debt Securities, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of the Company and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which the Company has voluntarily retired any of the Senior Debt Securities, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading "Limitation on Sale/Leaseback Transactions") does not at any one time exceed 15% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries.

     Limitation on Sale/Leaseback Transactions. The Senior Indenture provides that the Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or a Subsidiary) unless: (a) the Company or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Senior Debt Securities pursuant to such covenant; (b) after the date of the first series of Senior Debt Securities issued under the Senior Indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) the Company, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either
(i) the voluntary defeasance or retirement of any Senior Debt Securities, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause
(b) above), less an amount equal to the sum of the principal amount of Senior Debt Securities, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by the Company plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary during such period.

DEFINITIONS

     "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated subsidiaries and determined in accordance with GAAP.

     "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date more than one year after the date on which such Indebtedness is originally incurred.

     "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

     "Joint Venture" means (1) with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries, and (2) with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. A Joint Venture shall not be a Subsidiary.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the Indenture, the Company or any Subsidiary of the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

     "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the issue date of Senior Debt Securities or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Senior Debt Securities.

     "Principal Property" means any drilling rig or drillship, or integral portion thereof, owned or leased by the Company or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

     "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between the Company and a Subsidiary or between Subsidiaries, (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

          PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

     The Subordinated Indenture provides that no payment may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of (i) default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (ii) any other event of default with respect to any Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, provided that such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Subordinated Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. In the case of (ii) above, no event of default that existed or was continuing on the date of any Default Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Default Notice, and only one such Default Notice may be given in any 365-day period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain junior securities of the Company) is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company) to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Subordinated Indenture or the Subordinated Debt Securities affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities.
The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities do not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

     The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture as (i) all Indebtedness (as described above under "--Provisions Applicable Solely to Senior Debt Securities--Definitions") of the Company, unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is pari passu with or subordinated to the Subordinated Debt Securities and (ii) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; provided that in no event shall "Senior Indebtedness" include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness to trade creditors or (c) any liability for taxes owed or owing by the Company.

     The term "Designated Senior Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture to mean any Senior Indebtedness of the Company that (i) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture and (ii) satisfies such other conditions as may be provided with respect to the Subordinated Debt Securities of such series (provided that such instrument or documents may place limitations and conditions on the rights of the holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (a) 300,000,000 shares of Common Stock and (b) 10,000,000 shares of Preferred Stock issuable in series. As of March 13, 1998, there were 172,688,994 shares of Common Stock issued and outstanding. As of the date hereof, there are no shares of Preferred Stock issued or outstanding. No class of capital stock of the Company entitles the holder thereof to any preemptive rights to purchase or subscribe for shares of any class or any other securities, other than as the Board of Directors may fix.

     The following description of certain terms of the capital stock of the Company is only a summary of these terms of the capital stock considered by the Company to be material to a prospective investor in the capital stock. This description is subject to the detailed provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and by-laws as in effect (the "By-laws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate and the By-laws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     All issued and outstanding shares of Common Stock are fully paid and nonassessable, and any shares of Common Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions.

     The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol "GLM."

PREFERRED STOCK

     The following description of certain terms of the Preferred Stock is only a summary of these terms of the Preferred Stock considered by the Company to be material to a prospective investor in the Preferred Stock. This description sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series.

     Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. The rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption, and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:
(a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof;
(d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund; (f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series, provided, however, that such voting rights cannot be other than one vote per share; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

     The Preferred Stock will, when issued, be fully paid and nonassessable.

VOTING RIGHTS

     Each holder of shares of Common Stock, except where otherwise provided by law or the Company's Certificate, is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his, her or its name on the books of the Company. Holders of the Preferred Stock, if any, will only be entitled to vote upon the election of directors or upon any questions affecting the Company if and to the extent that the holders of any series of Preferred Stock are granted voting rights fixed for such series by the Board of Directors in the resolution creating such series. In no event will a holder of Preferred Stock be entitled to other than one vote, in person or by proxy, for each share of Preferred Stock standing in his, her or its name on the books of the Company. Certain Business Transactions, as defined in the Company's Certificate and discussed under "Certain Business Transactions" below, require a vote greater than a simple majority.

CLASSIFICATION OF BOARD OF DIRECTORS; CUMULATIVE VOTING

     The Board of Directors of the Company is divided into three classes, as nearly equal in number of directors as possible. The directors of each class serve until the annual meeting of stockholders in the year in which the term of their class expires and until their respective successors are elected and qualified, subject to prior death, resignation, or removal from office.

     Classification of the Board of Directors potentially affects the ability of a substantial stockholder to effect a rapid change in control of the Company, could further the entrenchment of management, and could render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of independent stockholders. The classification of the Board of Directors may discourage actions to acquire control of the Company by extending the time needed to effect a change in control of the Board of Directors because only a minority of the directors are elected at each annual meeting.

     At all elections of directors of the Company, each stockholder entitled to vote has a number of votes equal to the number of votes to which such stockholder's shares are entitled (without regard to the provision for cumulative voting) multiplied by the number of directors to be elected. Such stockholder may cast all such votes for a single director or may distribute them among the number to be voted for or any two or more of them.

CERTAIN BUSINESS TRANSACTIONS

     The affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Company eligible to vote generally in the election of directors (as of the date of this Prospectus, the shares of Common Stock) is required to approve certain Business Transactions (as such term is defined in the Certificate). The transactions included in the definition of Business Transaction are those between the Company and an Interested Stockholder or an Affiliate of an Interested Stockholder (as such terms are defined in the Certificate) or, in certain instances, proposed by an Interested Stockholder or Affiliate of an Interested Stockholder and include (i) any merger or consolidation of the Company or any subsidiary, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company with a fair market value of $10 million or more, (iii) with certain exceptions, the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary in exchange for consideration of $10 million or more, (iv) the adoption of any plan or proposal for liquidation or dissolution of the Company, and (v) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class or series of equity securities of the Company or any subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or an Affiliate of an Interested Stockholder.

     The provisions of the Certificate described in the preceding paragraph may have the effect of delaying, deferring or preventing a change in control of the Company, could further the entrenchment of management, and could render it more difficult to effect a business transaction even if such transaction is favored by a majority of the independent stockholders. The special vote requirement of such provisions may be waived if the Business Transaction is duly approved by the Disinterested Directors (as such term is defined in the Certificate) or if certain fair price, nature of consideration and procedural requirements are met. There is no requirement that a Business Transaction duly approved by the Disinterested Directors meet any minimum price, nature of consideration or procedural requirements.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is a Delaware corporation and is subject to Section 203 of the General Corporation Law of Delaware ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding Company voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

POTENTIAL RESTRICTIONS ON SALES OF CAPITAL STOCK TO NON-U.S. CITIZENS

     Pursuant to U.S. maritime laws, sales of interests in and control of U.S. flag vessels owned by U.S. citizens to non-citizens (including through the sale of stock) require the approval of the Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). Such transfers would include those resulting in a majority of the outstanding capital stock being held by non-U.S. citizens. If a transfer is made in violation of U.S. maritime laws without MARAD approval, to the extent such approval is required, such transfer would be void, and the United States would have the power to seek forfeiture of the Company's rigs, seek civil penalties (including fines) and seek enforcement of certain criminal penalties.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.


                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The Prospectus Supplement with respect to the Securities offered thereby (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     During and after an offering through underwriters, such underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     If dealers are used in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Securities may be sold directly by the Company to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheet as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement.

     Registration fee                      $125,375
     Printing expenses                      120,000
     Accounting fees and expenses            75,000
     Legal fees and expenses                140,000
     Trustee fees and expenses               30,000
     Rating agency fees                     100,000
     Miscellaneous                            9,625
                                            -------
          Total                            $600,000
                                            =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Section III-11 of the By-laws of Global Marine Inc. provides for indemnification of the directors and officers of Global Marine Inc. to the full extent permitted by law, as now in effect or later amended. Section III-11 of the By-laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

     Additionally, the Company's Restated Certificate of Incorporation, as amended, (the "Charter") contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

     In addition to its Charter and By-law provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-laws of the Company as in effect at the respective dates of such agreements.

     The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned By-law provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

     Agreements which may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

ITEM 16.  EXHIBITS

EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------                                             ----------------------
       *1    Form of Underwriting Agreement
      **4.1  Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on
             March 15, 1989, effective March 16, 1989.  (Incorporated herein by this reference to Exhibit 3(i).1 of the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.2  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 11. 1990.  (Incorporated herein by this reference to Exhibit 3(i).2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.3  Certificate of Correction of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on September 25, 1990.  (Incorporated herein by this reference to Exhibit
             3(i).3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.4  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 11, 1992.   (Incorporated herein by this reference to Exhibit 3(i)4
             of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.5  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 12, 1994.  (Incorporated herein by this reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-3 (No. 33-53691) filed with the Commission on May
             18, 1994.)
      **4.6  Bylaws of the Company as amended through November 14, 1996.  (Incorporated herein by this reference to Exhibit 3(ii).2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.)
      **4.7  Indenture, dated as of September 1, 1997, between the Company and Wilmington Trust Company, as
             Trustee, relating to Senior Debt Securities of the Registrant.  (Incorporated herein by this reference to
             Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 (No. 333-39033) filed with the
             Commission on October 30, 1997.)
        4.8  Form of Indenture between the Company and the Subordinated Trustee relating to Subordinated Debt
             Securities of the Registrant
       *4.9  Form of Debt Securities
        5    Opinion of Baker & Botts, L.L.P. as to the validity of the Securities
       *8    Opinion of counsel to the Company as to certain tax matters relative to the Securities offered hereby
         12  Computation of ratio of earnings to fixed charges


EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------                                             ----------------------

       23.1  Consent of Coopers & Lybrand L.L.P.
       23.2  Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
         24  Powers of Attorney (included on the signature page of the Registration Statement)
     **25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, as
             trustee under the Indenture relating to Senior Debt Securities, on Form T-1 (Incorporated herein by this reference to
             Exhibit 25 of the Registrant's Registration Statement on Form S-4 (No. 333-39033) filed with the Commission on
             October 30, 1997.)
      *25.2  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Subordinated
             Trustee, as trustee under the Indenture relating to Subordinated Debt Securities, on Form T-1

_______________

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any Debt Securities or Preferred Stock, (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.
**   Incorporated by reference as indicated.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 9, 1998.

                                    GLOBAL MARINE INC.



                                 By:   /s/ C. Russell Luigs
                                    -------------------------------
                                           C. Russell Luigs
                                      Chairman of the Board and
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Gary L. Kott, James L. McCulloch and Alexander A. Krezel, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any Registration Statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON April 9, 1998.

                 SIGNATURE                                          TITLE
                 ---------                                          -----


        /s/ C. Russell Luigs                        Chairman of the Board and Chief Executive Officer
--------------------------------------------
            C. Russell Luigs
(Principal Executive Officer and Director)


      /s/Gary L. Kott                               Senior Vice President and Chief Financial Officer
--------------------------------------------
         Gary L. Kott
  (Principal Financial Officer)


         /s/ Thomas R. Johnson                      Vice President and Corporate Controller
--------------------------------------------
             Thomas R. Johnson
       (Principal Accounting Officer)



          /s/ Donald B. Brown                       Director
--------------------------------------------
              Donald B. Brown



        /s/ Edward J. Campbell                      Director
--------------------------------------------
            Edward J. Campell



        /s/ Thomas W. Cason                         Director
--------------------------------------------
            Thomas W. Cason



        /s/ John M. Galvin                          Director
--------------------------------------------
            John M. Galvin




        /s/ Jerry C. Martin                         Director
--------------------------------------------
            Jerry C. Martin



        /s/ Edward R. Muller                        Director
--------------------------------------------
            Edward R. Muller



                                                    Director
--------------------------------------------
            Paul J. Powers



        /s/ John G. Ryan                            Director
--------------------------------------------
            John G. Ryan



        /s/ Ben G. Streetman                        Director
--------------------------------------------
            Ben G. Streetman

                               INDEX TO EXHIBITS

EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------                                             ----------------------
       *1.   Form of Underwriting Agreement
      **4.1  Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on
             March 15, 1989, effective March 16, 1989.  (Incorporated herein by this reference to Exhibit 3(i).1 of the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.2  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 11. 1990.  (Incorporated herein by this reference to Exhibit 3(i).2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.3  Certificate of Correction of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on September 25, 1990.  (Incorporated herein by this reference to Exhibit
             3(i).3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.4  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 11, 1992.   (Incorporated herein by this reference to Exhibit 3(i)4
             of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)
      **4.5  Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the
             Secretary of State of Delaware on May 12, 1994.  (Incorporated herein by this reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-3 (No. 33-53691) filed with the Commission on May
             18, 1994.)
      **4.6  Bylaws of the Company as amended through November 14, 1996.  (Incorporated herein by this reference to Exhibit 3(ii).2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.)
      **4.7  Indenture, dated as of September 1, 1997, between the Company and Wilmington Trust Company, as
             Trustee, relating to Senior Debt Securities of the Registrant.  (Incorporated herein by this reference to
             Exhibit 4.1 of the Registrant's Registration Statement on Form S-4 (No. 333-39033) filed with the
             Commission on October 30, 1997.)
        4.8  Form of Indenture between the Company and the Subordinated Trustee relating to Subordinated Debt
             Securities of the Registrant
       *4.9  Form of Debt Securities
        5    Opinion of Baker & Botts, L.L.P. as to the validity of the Securities
       *8    Opinion of counsel to the Company as to certain tax matters relative to the Securities offered hereby
         12  Computation of ratio of earnings to fixed charges
       23.1  Consent of Coopers & Lybrand L.L.P.
       23.2  Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
         24  Powers of Attorney (included on the signature page of the Registration Statement)
     **25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, as
             trustee under the Indenture relating to Senior Debt Securities, on Form T-1 (Incorporated herein by this reference to
             Exhibit 25 of the Registrant's Registration Statement on Form S-4 (No. 333-39033) filed with the Commission on
             October 30, 1997.)
      *25.2  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Subordinated
             Trustee, as trustee under the Indenture relating to Subordinated Debt Securities, on Form T-1

_______________
* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any Debt Securities or Preferred Stock, (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.
**    Incorporated by reference as indicated.